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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                     FORM 4

                     STATEMENT OF CHANGES BENEFICIAL OWNERSHIP

       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
            Section 17(a) of the Public Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940


 [ ] Check box if no longer subject to Section 16. Form 4 or 5 obligations may continue. See instruction 1(b).


_______________________________________________________________________________
1.     Name and Address of Reporting Person*

   Wood                                Robert                   J.
-------------------------------------------------------------------------------
 (Last)                                (First)               (Middle)

   12 Peachtree Lane
-------------------------------------------------------------------------------
(Street)

   Pittsford                           New York                   14534
-------------------------------------------------------------------------------
(City)                                  (State)                    (Zip)
_______________________________________________________________________________
2.     Issuer Name and Ticker or Trading Symbol
   Biophan Technologies, Inc.  BIPH
-------------------------------------------------------------------------------
_______________________________________________________________________________
3.     IRS Identification Number of Reporting Person, if an Entity (Voluntary)

-------------------------------------------------------------------------------
_______________________________________________________________________________
4.    Statement for Month/Day/Year
   January 13, 2003
-------------------------------------------------------------------------------
_______________________________________________________________________________
5.    If Amendment, Date of Original (Month/Day/Year)
   n/a
-------------------------------------------------------------------------------
_______________________________________________________________________________
6.     Relationship of Reporting Person to Issuer
       (Check all applicable)

       [  ]  Director                          [  ]  10% Owner
       [x ]  Officer (give title below)        [  ]  Other (specify below)

   Chief Financial Officer, Vice President and Treasurer
_______________________________________________________________________________
7.     Individual or Joint/Group Filing (Check applicable line)

       [x ]  Form Filed by One Reporting Person
       [__]  Form filed by More than One Reporting Person


 Pg. 1 of 4



======================================================================================================
Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
======================================================================================================

1. Title of   2. Trans-action   2A. Deemed    3. Trans-action   4. Securities        5. Amount of
  Security          Date          Execution          Code        Acquired (A) or       Securities
  (Instr. 3)       (Month/          Date,         (Instr. 8)     Disposed of (D)       Beneficially
                  Day/Year)        if any                       (Instr. 3,4 and 5)    Owned Following
                                  (Month/                               (A)              Reported
                                  Day/Year                              or              Transactions
                                                    Code   V    Amount  (D)  Price     (Inst. 3 and 4
------------------------------------------------------------------------------------------------------
   Common         01/13/03       01/13/03             P    -    60,000  (A)   .25          60,000
------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------

======================================================================================================

======================================================================================================
Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned (Continued)
======================================================================================================

6. Owner-ship     7. Nature of
      Form:          Indirect
   Direct (D)        Beneficial
  or indirect        Ownership
      (I)            (Instr.4)
     Instr. 4
-----------------------------------------
       D               n/a
-----------------------------------------

-----------------------------------------

=========================================

Pg. 2 of 4

==========================================================================================
Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
             (e.g., puts, calls, warrants, options, convertible securities)
==========================================================================================


1. Title of    2. Conver-  3. Trans-  3A. Deemed  4. Trans-  5. Number of   6. Date Exercisable
  Derivative      sion or     action     Execution   action     Derivative     and Expiration
   Security      Exercise      Date       Date, if    Code      Securities         Date
  (Instr. 3)     Price of     (Month/        any     (Instr.     Acquired     (Month/Day/Year)
                Derivative      Day/       (Month/    8)          (A) or
                 Security                  Day/Year              Disposed
                                                                     (D)
                                                                 (Instr. 3,
                                                                   4 and 5
                                                                                 Date     Expiration
                                                    Code   V     (A)     (D)  Exercisable    Date
------------------------------------------------------------------------------------------------------
Warrants           .25         1/13/03      1/13/03   P    -     15,000         1/13/03   6/13/04
------------------------------------------------------------------------------------------------------
Warrants           .50         1/13/03      1/13/03   P    -     15,000         1/13/03   6/13/04
------------------------------------------------------------------------------------------------------

Explanation of Responses:

======================================================================================================
Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
             (e.g., puts, calls, warrants, options, convertible securities) (Continued)
======================================================================================================

7. Title and     8. Price of    9. Number of   10. Ownership   11. Nature of
   Amount of       Derivative      Derivative         of           Indirect
   Underlying      Securities      Securities      Derivative      Beneficial
   Securities      (Instr. 5)      Beneficially     Security:      Ownership
   (Instr. 3                     Owned Following    Direct (D)     (Instr. 4)
     and 4)                         Reported       or Indirect
                                  Transaction          (I)
                                (Instr. 3 and 4)    (Instr. 4)
          Amount
           or
          Number
           Of
  Title   Shares
------------------------------------------------------------------------------------------------------
  Common  15,000     .25            15,000             D               n/a
------------------------------------------------------------------------------------------------------
  Common  15,000     .50            30,000             D               n/a
------------------------------------------------------------------------------------------------------

Explanation of Responses:

======================================================================================================

Pg. 3 of 4






   /s/Robert J. Wood                                               01/13/03
-------------------------------------------------             ----------------
      **Signature of Reporting Person                                Date



**    Intentional misstatements or omissions of facts constitute Federal
 Criminal Violations.      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


Pg. 4 of 4